Exhibit 10.1
January 9, 2023

Catherine Wong
VIA EMAIL

Re: Separation and Transition Agreement

Dear Catherine:

This letter confirms the agreement (“Agreement”) between you and Domo, Inc. (the “Company”) concerning the terms of your employment separation and transition from the Company.

1.Employment Separation and Transition Period.

a. Employment Separation. You hereby resign your employment, and the Company hereby accepts such resignation, effective as of January 15, 2023 (the “Employment Separation Date”). Upon such resignation, you will be deemed to have resigned from any and all officer and director roles with the Company and its subsidiaries without any further action required by you, provided that you agree to execute any documents as may be requested by the Company to reflect such resignation.

b. Transition Period. During the period beginning immediately following the Employment Separation Date through March 31, 2023, you will provide advisory transitional services as mutually agreed upon between you and the Company’s Chief Executive Officer or the Board (such actual period you provide such transitional services, the “Transition Period”). In performing the advisory transition services, you will be an independent contractor and not an employee or agent of the Company. During the Transition Period, your Company Equity Awards (as defined below) will also continue to vest. Provided you timely execute and do not revoke the Second Release (attached hereto as Exhibit One), you will receive the additional consideration set forth in the Second Release.

2.Company Equity Awards. You previously were granted certain equity awards covering shares of the Company’s Class B common stock (“Shares”) under the Company’s 2018 Equity Incentive Plan and 2011 Equity Incentive Plan (the “Plans”) and applicable award agreements thereunder, that are outstanding as of the date first set forth above, as specified in Schedule A attached hereto (the “Equity Awards,” and such plans and agreements, the “Award Documents”). You and the Company agree that your Equity Awards will continue vesting through the Transition Period but otherwise will cease vesting upon termination of the Transition Period (and in any case no later than March 31, 2023). Any Equity Awards or portions thereof that have not vested through the last day of the Transition Period will be forfeited permanently and you will have no further rights with respect to such Equity Awards (or portions thereof) or Shares subject thereto. Except as provided in this Section 2, your Equity Awards remain subject to the terms and conditions of the Award Documents.

Exhibit 10.1

3.Employee Benefits; No Other Monies Owed. Your health insurance benefits will cease on January 31, 2023, subject to your right to continue your health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”). Your participation in all benefits and incidents of employment, including without limitation, vesting in equity-based compensation (except as provided in Section 2 herein) the accrual of bonuses, vacation, and paid time off, will cease as of the Employment Separation Date. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Employment Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan. By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions. You expressly acknowledge and agree that you are not owed any severance benefits under your Change in Control and Severance Agreement with the Company, executed by you on June 16, 2018. You further acknowledge and agree that you are responsible for attorneys’ fees and costs for counsel you engaged prior to or in connection with executing this Agreement and that you will not seek reimbursement from the Company or its insurers for any such attorneys’ fees and costs.

4.Return of Company Property. By March 31, 2023, you will return all documents and other items provided to you by the Company (with the exception of a copy of the Company’s Employee Handbook and personnel documents specifically relating to you), developed or obtained by you in connection with your employment with the Company, or otherwise belonging to the Company, including, without limitation, access cards, keys, reports, manuals, records, product samples, inventory, correspondence or other documents or materials related to the Company’s business that you have compiled, generated or received while working for the Company as well as all copies, samples, computer data, disks, or records of such material. You are not required to return to the Company the cell phone purchased by the Company for your use. After returning these documents, data, and other property you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored materials of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you will, on or before the Employment Separation Date, provide the Company with a list of any documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents. The Company’s obligations under this Agreement are contingent upon your returning all of the Company’s documents, data, and other property as set forth above.
5.Cooperation. You agree that following the Transition Period, you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which you were involved or had knowledge while employed by the Company. Without limitation, such assistance may include signing documents, providing information or documents, cooperating with investigations,

Exhibit 10.1
negotiations, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony, including written declarations or statements, and other similar activities.

6.Confidential Information. You hereby acknowledge that, except as expressly set forth herein, you are bound by your post-employment obligations in the attached At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement (attached hereto as Exhibit Two), which you confirmed in your June 16, 2018 Confirmatory Employment Letter with the Company. You acknowledge and agree that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further expressly acknowledge and agree that you will continue to be bound by your non-solicitation obligations to the Company for a period of 12 months following your Employment Separation Date. Further, pursuant to this Agreement, you will not be subject to your non-competition obligations to the Company, though at all times you acknowledge and agree that you will abide by your ongoing confidentiality obligations.

7.General Release and Waiver of Claims. In exchange for the consideration set forth herein, you hereby bind yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns, agents and legal representatives (collectively, the “Releasors”), and hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present parents or subsidiaries, affiliated companies, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, investors, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your relationship with the Company or your employment with the Company.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for or related to stock, stock options, RSUs or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, conversion, invasion of privacy, fraud, promissory estoppel, misrepresentation, breach of contract, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Utah Antidiscrimination Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under all other federal, state and local laws, ordinances and regulations.

Notwithstanding the foregoing, the following are not included in the released claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant

Exhibit 10.1
to your applicable written indemnification agreement with the Company to which you are a party, under the charter, bylaws or operating agreements of the Company, or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (iv) any claims arising from the breach of this Agreement; and (v) any claims arising after the date you sign this Agreement.

You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.

You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies. You agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order. Nothing herein shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8.Waiver of Unknown Claims. You acknowledge that have the right to be represented by counsel and are familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, must have materially affected the releasor’s settlement with the Released Parties. You, being aware of said principle, agree to expressly waive any right you may have to that effect, as well as under any other statute or common law principles of similar effect.

9.Nondisparagement. You agree that you will not disparage the Released Parties with any written or oral statement. This includes, but is not limited to, refraining from making, in writing or verbally, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company, its employees, its directors, its officers, its services, or any of the Released Parties (i) to any current or prospective clients or customers; (ii) to any prospective or current employees or contractors of the Company; (iii) to any prospective, current or former employers of you; or (iv) to any media outlets or posting on any websites or social media. Your breach of this non-disparagement provision will be deemed to be a material breach of this Agreement.

Exhibit 10.1
Nothing in this Agreement shall prohibit you from providing truthful information as required by law in a legal proceeding or a government investigation. The Company agrees to direct the Company’s Board of Directors and executive officers not to disparage you.

10.Non-Disclosure. Except if required by law or if the specific information is publicly available due to your role as a former Section 16 Officer, you agree that you will not disclose to others the terms and conditions of this Agreement, including any negotiations leading up to it, except that you may disclose such information, on express condition of confidentiality, to your spouse and to your attorney or accountant in order for such individuals to render services to you.

11.Arbitration Agreement. You and the Company agree that any and all claims or disputes arising out of or relating to this Agreement and/or its Exhibit One shall be resolved by final, binding and confidential arbitration before a single arbitrator conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Claims will be governed by applicable statutes of limitations. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.

12.No Admission. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of any of the Released Parties.

13.Complete and Voluntary Agreement. This Agreement, together with the other agreements as referenced herein, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion. Further, you

Exhibit 10.1
acknowledge that you have been represented by counsel with respect to this Agreement and that this is a negotiated agreement.

14.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

15.Miscellaneous. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by you and an authorized representative of the Company. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

16.Governing Law. Except as to the arbitration agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

17.Effective Date. This Agreement is effective on the date it is signed by both parties (the “Effective Date”).

[signature page follows]

Exhibit 10.1

Sincerely,
Domo, Inc.

By:    /s/ John Mellor
    Chief Executive Officer
    Domo, Inc.

READ, UNDERSTOOD AND AGREED TO:

/s/ Catherine Wong
Catherine Wong

January 9, 2023
Date

Exhibit One: Second Release
Exhibit Two: At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement
Schedule A: Equity Awards

Exhibit 10.1
Exhibit One
Second Release

(To be signed and returned to the Company on March 31, 2023)

This Second Release agreement (“Second Release”), which is Exhibit One to the separation and transition agreement (the “Agreement”) is entered into by and between you, Catherine Wong, and Domo, Inc. (the “Company”). Any term not otherwise defined herein shall have the meaning ascribed in the Agreement.

1. Consideration. In exchange for the promises and commitments in the Agreement and your compliance with all terms and conditions of the Agreement and this Second Release, and provided you timely sign and return (and do not revoke) this Second Release, the Company will allow you to keep the pre-paid bonus amounts you have already been paid for FY 2023, totaling $211,250, regardless of the amount of actual bonuses to be paid to executives under the Executive Incentive Bonus Plan and the Company will not exercise any rights it may have to clawback any portion of the bonus amounts already paid to you, with the exception of any clawback required by applicable law (for example, pursuant to the clawback rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010).

2. General Release and Waiver of Claims. In exchange for the consideration set forth in this Second Release, you hereby bind yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns, agents and legal representatives (collectively, the “Releasors”), and hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, against the Company and/or its predecessors, successors, past or present parents or subsidiaries, affiliated companies, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, agents, attorneys, employees, shareholders, investors, assigns and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your relationship with the Company or your employment with the Company.

This waiver and release includes, without limitation, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; any and all claims for or related to stock, stock options, RSUs or other equity securities of the Company; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, conversion, invasion of privacy, fraud, promissory estoppel, misrepresentation, breach of contract, breach of fiduciary duty, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis, under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Utah Antidiscrimination Act or any other federal, state, or local law prohibiting discrimination, harassment or retaliation; and claims under all other federal, state and local laws, ordinances and regulations. This release does not apply to Excluded Claims as defined in the Agreement.

You agree not to pursue any action nor seek damages or any other remedies for any released claims. You agree to execute any and all documents necessary to request dismissal or withdrawal, or to opt-out, of such claims with prejudice. Further, you agree not to participate in,

Exhibit 10.1
seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law.

You understand that nothing in this Second Release limits your ability to file a charge or complaint with Government Agencies. You further understand that this Second Release does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Second Release does not limit your right to receive an award for information provided to any Government Agencies. You agree you will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Released Parties, unless under a subpoena or other court order to do so. You agree both to immediately notify the Company upon receipt of any such subpoena or court order. Nothing herein shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

3. Waiver of Unknown Claims. You acknowledge that you are represented by counsel and are familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, must have materially affected the releasor’s settlement with the Released Parties. You, being aware of said principle, agree to expressly waive any right you may have to that effect, as well as under any other statute or common law principles of similar effect.

4. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Second Release; (b) you have a right to and should consult with an attorney prior to executing this Second Release; (c) you have 21 calendar days within which to consider this Second Release; (d) you have 7 calendar days following the execution of the Second Release to revoke it; and (e) the Second Release will not be effective until the eighth day after you sign it provided that you have not revoked it. You agree that any modifications, material or otherwise, made to this Second Release do not restart or affect in any manner the original 21-day consideration period. To revoke the Second Release, you must email a written notice of revocation to Dan.Stevenson@domo.com prior to the end of the 7-day period. You acknowledge that your consent to this Second Release is knowing and voluntary.

5. Incorporation of Agreement Provisions. You and the Company agree that the Agreement’s provisions regarding Nondisparagement, Non-Disclosure, Arbitration Agreement, No Admission, Severability, Miscellaneous and Governing Law are incorporated herein and apply to this Second Release.

6. Complete and Voluntary Agreement. This Second Release, together with the Agreement, and the other agreements as referenced therein, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior

Exhibit 10.1
negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in the Agreement and Second Release for the purpose of inducing you to execute the Second Release, and you acknowledge that you have executed this Second Release in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing it voluntarily, free of any duress or coercion. Further, you acknowledge that you have been represented by counsel with respect to this Second Release and that this is a negotiated agreement.

UNDERSTOOD, ACCEPTED, AND AGREED TO:

/s/ Catherine Wong
Catherine Wong

January 9, 2023
Date

Exhibit 10.1
Exhibit Two
At-Will Employment, Confidential Information, Invention Assignment, Nonsolicitation and Arbitration Agreement

Exhibit 10.1
Schedule A

Equity Awards

Type of Equity Award	Grant Date	Plan	Per Share Exercise Price	Number of Shares Subject to Equity Award as Granted	Number of Shares Under Equity Award That Vested*	Number of Shares Under Equity Award That Remain Unvested*
RSU	03/05/2020	2018	N/A	80,000	55,000	25,000
RSU	03/09/2021	2018	N/A	40,000	17,500	22,500
RSU	04/22/2022	2018	N/A	88,389	0	88,389
RSU	04/22/2022	2018	N/A	53,750	0	53,750
* Through and as of March 31, 2023, provided that you remain employed with, or provide transition services to, the Company through such date.